Exhibit 99.1

August 10, 2015

CYMABAY ANNOUNCES SECOND QUARTER 2015 FINANCIAL RESULTS

Conference Call Today, Monday, August 10 at 4:30pm Eastern Time

NEWARK, CA — August 10, 2015—CymaBay Therapeutics, Inc. (NASDAQ: CBAY), a clinical-stage biopharmaceutical company developing therapies to treat metabolic diseases with high unmet medical need, today announced financial results for the second quarter ended June 30, 2015.

“We continue to make significant progress with our arhalofenate and MBX-8025 clinical programs,” said Harold Van Wart, President and Chief Executive Officer of CymaBay. “The positive Phase 2 results we announced earlier in the year demonstrating arhalofenate’s potential use in combination with febuxostat were presented at the European Congress of Rheumatology (EULAR) in June. These data along with the positive results from our Phase 2b flare study demonstrate arhalofenate’s competitive target profile as a well tolerated, differentiated and convenient potential therapy for gout patients. We believe arhalofenate could define a new class of gout drugs that we refer to as Urate Lowering Anti-Flare Therapies (ULAFTs). We have begun preparations for our end-of-Phase 2 meeting with the FDA that is scheduled for the third quarter.

“For MBX-8025, enrollment is progressing well in a Phase 2 study in homozygous familial hypercholesterolemia (HoFH),” continued Dr. Van Wart. “We currently anticipate topline HoFH data by year-end. In addition, we are planning to initiate a Phase 2 study with MBX-8025 in a second indication, primary biliary cirrhosis (PBC), before year-end. Finally, we strengthened our balance sheet in July through a successful public offering of common stock which generated approximately $21.3 million in net proceeds.”

SECOND QUARTER 2015 AND RECENT CORPORATE HIGHLIGHTS

●	Presented data from a Phase 2 study of arhalofenate in combination with febuxostat for the treatment of gout at the EULAR 2015 Annual Meeting.
¡	Data demonstrated the combination of arhalofenate with febuxostat provided robust, clinically meaningful lowering of serum uric acid in patients with gout
¡	Arhalofenate treatment increased the fractional excretion of uric acid (FEUA), which is often suppressed in gout, into the normal range
●	Received issuance of two new patents for arhalofenate that provide protection through 2032.
¡	Use of arhalofenate for treating gout flares including the prevention of flares while lowering serum uric acid
¡	Use of arhalofenate for treating hyperuricemia when used in combination with febuxostat
●	Initiated a Phase 2 study of MBX-8025 in patients with homozygous familial hypercholesterolemia (HoFH).
¡	Topline data from the Phase 2 trial in HoFH is anticipated by year-end 2015
●	Held a pre-IND meeting with the FDA to discuss plans to initiate a Phase 2 study of MBX-8025 in patients with primary biliary cirrhosis (PBC).

FINANCIAL HIGHLIGHTS FOR THE THREE MONTHS ENDED JUNE 30, 2015

●	Research and development expenses were $4.3 million, a 4% increase over the $4.1 million in the comparable period in 2014.
●	General and administrative expenses were $2.3 million, a 37% increase over the approximately $1.7 million recorded in the same period of 2014.
●	The net loss for the quarter decreased by 57%, or $1.8 million, to approximately $1.4M, or ($0.09) per diluted share, compared to a net loss of approximately $3.2 million, or ($0.56) per diluted share in the same period of 2014. The decrease in net loss was due in part to a non-cash gain of $5.3 million for the quarter compared to a non-cash gain of $2.8 million for the same period in 2014, from the mark to market valuation of the company’s warrant liability.
●	At June 30, 2015, the company had cash, cash equivalents, and short term investments of approximately $27.0 million, as compared to approximately $34.8 million at December 31, 2014.
●	On July 27, 2015, the company completed a public offering of 8,188,000 shares of common stock. The net proceeds to the Company, after deducting the underwriting discount and expenses, were approximately $21.3 million.
●	On August 7, 2015, the company refinanced its loan facility with Oxford Finance LLC and Silicon Valley Bank for an aggregate amount of $15 million. The first $10 million tranche was drawn at closing with a portion of the proceeds used to retire debt outstanding under the previous loan facility.

FINANCIAL HIGHLIGHTS FOR THE SIX MONTHS ENDED JUNE 30, 2015

●	Research & development expenses were $8.4 million, a 26% increase over the approximately $6.7 million in 2014.
●	General and administrative expenses were $4.9 million, a 17% increase over the $4.2 million recorded in the same period of 2014.
●	The net loss for the six month period decreased 72%, or $9.5 million, to approximately $3.7 million, or ($0.88) per diluted share, compared to a net loss of approximately $13.2 million, or ($1.33) per diluted share in the same period in 2014. The decrease in net loss was due in part to a non-cash gain of $9.9 million for the six month period compared to a non-cash loss of $2.0 million for the same period in 2014, from the mark to market valuation of the company’s warrant liability.

Conference Call Details

The company will hold a conference call at 4:30 EST / 1:30 PST, today August 10, 2015. To access the live conference call, please dial 877-407-0784 from the U.S. and Canada, or 201-689-8560 internationally, and use Conference ID #13616458. To access the live and subsequently archived webcast of the conference call, go to the Investors section of the company’s website at http://ir.cymabay.com/events.

Cautionary Statements

The statements in this press release, including those statements regarding any future clinical trials, future performance of CymaBay’s product candidates, the potential of arhalofenate to treat gout, the therapeutic and commercial potential of arhalofenate and MBX-8025, and the anticipated timing and therapeutic and commercial potential of the product candidates of CymaBay Therapeutics, Inc. are forward looking statements that are subject to risks and uncertainties. Actual results and the timing of events regarding the further development of arhalofenate and MBX-8025 could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks related to: the success, cost and timing of any of CymaBay’s product development activities, including any future clinical trials of arhalofenate and MBX-8025; any delays or inability to obtain or maintain regulatory approval of CymaBay’s product candidates in the United States or worldwide; the ability of CymaBay to attract funding partners or collaborators with development, regulatory and commercialization expertise; the ability of CymaBay to obtain sufficient financing to complete development, regulatory approval and commercialization of its product candidates in the United States and worldwide; and the market potential for CymaBay’s product candidates. Additional risks relating to CymaBay are contained in CymaBay’s Annual Report on Form 10-Q, filed with the Securities and Exchange Commission on May 11, 2015. CymaBay disclaims any obligation to update these forward-looking statements except as required by law.

About CymaBay

CymaBay Therapeutics, Inc. (CBAY) is a clinical-stage biopharmaceutical company developing therapies to treat metabolic diseases with high unmet medical need, including serious rare and orphan disorders. Arhalofenate, the company’s lead product candidate, has shown two therapeutic actions in a single drug in multiple Phase 2 gout studies. In gout patients, arhalofenate is intended to prevent painful flares in joints while at the same time promoting excretion of uric acid by the kidney, thereby addressing both the signs and symptoms of gout and the hyperuricemia that is the root cause of the disease. CymaBay’s second product candidate, MBX-8025 is a potent, selective, orally active PPARd agonist. A Phase 2 study of MBX-8025 in patients with mixed dyslipidemia established that it has an anti-atherogenic lipid profile. CymaBay has initiated a pilot study of MBX-8025 in patients with homozygous familial hypercholesterolemia.

For additional information about CymaBay visit www.cymabay.com.

Contact:

Sujal Shah CymaBay Therapeutics, Inc. (510) 293-8800 Investors@CymaBay.com	Hans Vitzthum LifeSci Advisors, LLC 212-915-2568 Hans@LifeSciAdvisors.com

CymaBay Therapeutics, Inc.

Income Statement

(In thousands, except share and per share information)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating expenses:
Research and development	$4,260	$4,083	$8,447	$6,698
General and administrative	2,285	1,666	4,874	4,166

Total operating expenses	6,545	5,749	13,321	10,864

Loss from operations	(6,545)	(5,749)	(13,321)	(10,864)
Other income (expense):
Interest income	26	17	53	29
Interest expense	(165)	(189)	(319)	(374)
Other income (expense), net	5,327	2,749	9,902	(2,025)

Net loss	$(1,357)	$(3,172)	$(3,685)	$(13,234)

Basic net loss per common share	$(0.09)	$(0.32)	$(0.24)	$(1.33)

Diluted net loss per common share	$(0.09)	$(0.56)	$(0.88)	$(1.33)

Weighted average common shares outstanding used to calculate basic net loss per common share(1)	15,258,363	10,064,819	15,179,404	9,969,781

Weighted average common shares outstanding used to calculate diluted net loss per common share(1)	15,258,363	10,487,393	15,427,832	9,969,781

(1)	On July 27, 2015, the Company completed a public offering of common stock in which the company sold 8,188,000 shares of common stock at an offering price of $2.81 per share. At July 27 the company had approximately 23.4 million shares of common stock issued and outstanding.

CymaBay Therapeutics, Inc.

Balance Sheet Data

(In thousands, except share and per share amounts)

	June 30, 2015	December 31, 2014
	(unaudited)
Cash, cash equivalents and short-term investments(2)	$27,031	$34,795
Working Capital	19,758	16,770
Total assets	28,670	37,474
Facility loan	3,908	4,542
Warrant Liability	2,181	13,596
Total liabilities	10,990	23,624
Common stock and additional paid-in capital	402,137	394,623
Total stockholders’ equity	17,680	13,850

(2)	The cash position at June 30 does not include the approximately $21.3 million in net proceeds from the common stock financing, completed subsequent to the end of the quarter, on July 27, 2015 nor the additional cash from the loan refinancing completed on August 7, 2015.